UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2005
BLAIR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-00878	25-0691670
(State or other jurisdiction of	(Commission File Number)	(IRS Employer File Number)
incorporation)

220 Hickory Street, Warren, Pennsylvania	16366-0001
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (814) 723-3600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On September 6, 2005 Blair Corporation (the “Company”) appointed Larry Pitorak as the Company’s interim Chief Financial Officer. Mr. Pitorak will serve as the Company’s principal financial officer and principal accounting officer. Mr. Pitorak, age 59, is a Partner working out of the Cleveland and Pittsburgh offices of Tatum CFO Partners, LLP (“Tatum Partners”), a national professional services firm that provides senior financial and information technology leadership to organizations. Prior to joining Tatum Partners in 2002, Mr. Pitorak most recently served for ten years as the Senior Vice President-Finance, Treasurer and Chief Financial Officer of The Sherwin-Williams Company, a global manufacturer, distributor and marketer of coatings and related products through company operated stores and other distribution channels selling to contractor, industrial, original equipment manufacturer and retail markets.
     The terms and conditions of Mr. Pitorak’s employment are set forth in an Interim Executive Services Agreement (the “Agreement”) between the Company, Mr. Pitorak and Tatum Partners, which provides for Mr. Pitorak to serve as the Company’s Chief Financial Officer for an initial term of six months, unless terminated earlier by the Company. After the initial term the Agreement may be extended upon mutual agreement of the parties. Pursuant to the Agreement, Mr. Pitorak will receive a salary of $26,666.67 per month and Tatum Partners will receive a fee of $6,666.66 per month from the Company, respectively. Mr. Pitorak will not participate in any of the Company’s retirement, health, medical, stock or incentive plans.
     A copy of the press release announcing the appointment of Mr. Pitorak is filed with this report as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit 99.1 press release dated September 6, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2005		BLAIR CORPORATION
	By:	/s/ JOHN E. ZAWACKI
John E. Zawacki
President and Chief Executive Officer

	By:	/s/ DANIEL R. BLAIR
Daniel R. Blair
Corporate Secretary